UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S−8
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sillenger Exploration Corp.

(Exact name of registrant as specified in its charter)

Nevada	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

277 Lakeshore Road East, Suite #206
Oakville, ON, Canada L6J 1H9
(Address of Principal Executive Offices and Zip Code)
__________

Sillenger Exploration Corp. 2011 Stock and Option Plan
(Full title of the plan)
__________

Elton F. Norman, 8720 Georgia Avenue, Suite 906
Silver Spring, MD 20910
(Name and address of agent for service)
__________

301-588-4888
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non−accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.001 per share	8,000,000	$ 0.03	$ 240,000	$ 27.86

TOTAL	8,000,000	$ 0.03	$ 240,000	$ 27.86
____________________________________________________________________________________________________________

1. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
2. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices for shares of common stock as reported by the Over-the-Counter Bulletin Board on August 4, 2011.

Form S-8

PART I
Item 1.    Plan Information
See Item 2 below.

Item 2.    Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Part 1, Items 1 and 2, will be delivered to each of the participants in Sillenger Exploration Corp.’s (the “Registrant” or the “Company”) 2011 Stock and Option Plan (the “Plan”), in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Item 3.    Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) allows the Registrant to “incorporate” into this Registration Statement information it files with other documents. This means that the Company may disclose important information to you be referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Registration Statement, and information the Company files later with the Commission will automatically update and supersede this information. The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the year ended February 28, 2011, filed on June 15, 2011.

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2011, filed on July 15, 2011.

(c) The Company’s Current Reports on Form 8-K dated July 14, 2011

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post−effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon the written or oral request of any person to whom this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all of the information (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement by not delivered herewith. Requests should be directed to President at the Company’s offices, 227 Lakeshore Road East, Suite #206, Oakville, Ontario Canada L6J 1H9.

Item 4.    Description of Securities

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.  Elton F. Norman of The Norman Law Firm PLLC, A Professional Limited Liability Company, counsel for the Company, is giving an opinion on the validity of the securities being registered, will receive shares of common stock pursuant to the Company’s 2011 Stock and Option Plan in exchange for legal services previously rendered, and to be rendered in the future, to the Company under attorney-client contracts. These legal services consist of advice and preparation work in connection with reports of the Company filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Company.

Item 6.    Indemnification of Directors and Officers

Limitation of Liability.

(a)           Articles of Incorporation and Bylaws.

There are no provisions in the Company’s bylaws with respect to liability of a director.  The articles of incorporation contain the following provisions with respect to liability of directors and officers:

“No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.”

(b)           Nevada Revised Statutes.

“NRS 78.138 Directors and officers: Exercise of powers; performance of duties; presumptions and considerations; liability to corporation and stockholders.

(7)           Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, . . . a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

(b) The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Indemnification.

(a)           Articles of Incorporation and Bylaws.

There are no provisions in the Company’s articles of incorporation with regard to indemnification.  The Company’s bylaws provide the following with respect to indemnification:

“Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time e against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably included or suffered by him in connection therewith.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such succors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement. they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.”

Additionally, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant.

 (b)           Nevada Revised Statutes.

Indemnification.

“NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138 [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

 2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

                NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

                1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

NRS 78.752  Insurance and other financial arrangements against liability of directors, officers, employees and agents.

(1)           A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2)           The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)           The creation of a trust fund.

(b)           The establishment of a program of self-insurance.

(c)           The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d)           The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3)           Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

(4)           In the absence of fraud:

(a)           The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)           The insurance or other financial arrangement:

(i)            Is not void or voidable; and

(ii)            Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5)           A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.”

Item 7.                      Exemption from Registration Claimed

Not Applicable.

Item 8.                      Exhibits

The Index to Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

Item 9.                      Undertakings.

The undersigned registrant hereby undertakes:

A.           (1) To file, during any period in which offers or sales are being made, a post−effective amendment to this registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post−effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post−effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a−3 or Rule 14c−3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S−X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.           That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Oakville, Ontario, on August 5, 2011.

Sillenger Exploration Corp.

By: /s/ John Gillespie
John Gillespie, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Gillespie	Chief Executive Officer, Chief Financial Officer	August 5, 2011
John Gillespie	Principle Accounting Officer, President, Director
Chairman of the Board

/s/ Michel Ghostine	Director	August 5, 2011

Exhibit Index

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant (¹)
3.2	Bylaws of the Registrant (²)
4.1	Sillenger Exploration Corp. 2011 Stock and Option Plan (filed herewith)
5.1	Opinion of The Norman Law Firm PLLC (filed herewith)
23.1	Consent of The Norman Law Firm PLLC (*)
23.2	Consent of Independent Public Accounting Firm, MSCM LLP (filed herewith)
23.3	Consent of Independent Public Accounting Firm, Silberstein Ungar, PLLC (filed herewith)
24	Power of Attorney (filed herewith)

¹Previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File no. 333-152075), originally filed with the Commission on July 2, 2008, as amended, and incorporated herein by this reference.
²Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File no. 333-152075), originally filed with the Commission on July 2, 2008, as amended, and incorporated herein by this reference.
*Included in its opinion filed as Exhibit 5.1